EXHIBIT 99.2

Quarterly Supplemental Information
March 31, 2018

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
5565 Glenridge Connector, Suite 450	Telephone: 770.418.8592	Telephone: 866.354.3485
Atlanta, GA 30342	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 47 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 39. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations to include other adjustments that may affect its operations.

In certain presentations herein, the Company has provided disaggregated financial and operational data (for example, some pieces of information are displayed by geography, industry, or lease expiration year) for informational purposes for readers; however, regardless of the various presentation approaches taken herein, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is comprised of approximately
17 million square feet (as of the date of release of this report). The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s and Moody’s. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	March 31, 2018	December 31, 2017
Number of consolidated office properties (1)	53	67
Rentable square footage (in thousands) (1)	16,172	19,061
Percent leased (2)	91.3%	89.7%
Capitalization (in thousands):
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,697,434	$1,733,670
Equity market capitalization (3)	$2,287,138	$2,791,659
Total market capitalization (3)	$3,984,572	$4,525,329
Total debt / Total market capitalization (3)	42.6%	38.3%
Average net debt to Core EBITDA	5.4 x	5.6 x
Total debt / Total gross assets	37.5%	34.3%
Common stock data:
High closing price during quarter	$19.86	$20.40
Low closing price during quarter	$16.78	$19.21
Closing price of common stock at period end	$17.59	$19.61
Weighted average fully diluted shares outstanding during quarter (in thousands)	136,183	144,503
Shares of common stock issued and outstanding at period end (in thousands)	130,025	142,359
Annual regular dividend per share (4)	$0.84	$0.84
Annual special dividend per share	NA	$0.50
Rating / Outlook
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	131	136

(1)
As of March 31, 2018, our consolidated office portfolio consisted of 53 properties (exclusive of one property that was taken out of service for redevelopment on January 1, 2018, Two Pierce Place in Itasca, IL), whereas it consisted of 67 properties at December 31, 2017. During the first quarter of 2018, the Company sold a 14-property portfolio consisting of 2.6 million square feet (additional details about which can be found on page 37), and we acquired 501 West Church Street, a 182,000 square foot office building located in Orlando, FL.

(2)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces, divided by total rentable square footage, all as of the relevant date, expressed as a percentage. This measure is presented for our consolidated office properties and, as of January 1, 2018, excludes one out of service property. Please refer to page 27 for additional analyses regarding Piedmont's leased percentage.

(3)	Reflects common stock closing price, shares outstanding and outstanding debt as of the end of the reporting period, as appropriate.
(4)	Total of the per share regular dividends declared over the prior four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

Donald A. Miller, CFA	Robert E. Bowers	C. Brent Smith	Edward H. Guilbert, III
Chief Executive Officer, President	Chief Financial Officer and Executive	Chief Investment Officer and Executive	Senior Vice President, Finance and
and Director	Vice President	Vice President, Northeast Region	Treasurer - Investor Relations Contact

Christopher A. Kollme	Laura P. Moon	Joseph H. Pangburn	Thomas R. Prescott
Executive Vice President,	Chief Accounting Officer and	Executive Vice President,	Executive Vice President,
Finance & Strategy	Senior Vice President	Southwest Region	Midwest Region

Carroll A. Reddic, IV	George Wells	Robert K. Wiberg
Executive Vice President,	Executive Vice President,	Executive Vice President,
Real Estate Operations and Assistant	Southeast Region	Mid-Atlantic Region and
Secretary		Head of Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Wesley E. Cantrell
Director, Chairman of the	Director and Vice Chairman of the	Director, Member of Audit and	Director and Chairman of
Board of Directors and Chairman	Board of Directors	Governance Committees	Governance Committee
of Compensation Committee

Barbara B. Lang	Donald A. Miller, CFA	Raymond G. Milnes, Jr.	Jeffery L. Swope
Director, Member of Compensation and	Chief Executive Officer, President	Director and Chairman of	Director and Chairman of
Governance Committees	and Director	Audit Committee	Capital Committee

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 30170	1180 Peachtree Street, NE
College Station, TX 77842-3170	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of March 31, 2018

Financial Results (1)

Net income attributable to Piedmont for the quarter ended March 31, 2018 was $57.8 million, or $0.42 per share (diluted), compared to $15.1 million, or $0.10 per share (diluted), for the same quarter in 2017. The increase in net income attributable to Piedmont during the three months ended March 31, 2018 when compared to the same period in 2017 was primarily related to gains on sale recognized at the closing of a 14-property portfolio sale on January 4, 2018.

Funds from operations (FFO) for the quarter ended March 31, 2018 was $56.3 million, or $0.41 per share (diluted), compared to $66.2 million, or $0.45 per share (diluted), for the same quarter in 2017. The decrease in FFO for the three months ended March 31, 2018 when compared to the same period in 2017 was primarily attributable to net disposition activity completed over the past twelve months amounting to approximately $760 million, including the sales of Two Independence Square in Washington, D.C., in July 2017 and a 14-property portfolio in January 2018.

Core funds from operations (Core FFO) for the quarter ended March 31, 2018 was $58.0 million, or $0.43 per share (diluted), compared to $66.2 million, or $0.45 per share (diluted), for the same quarter in 2017. The decrease in Core FFO for the three months ended March 31, 2018 when compared to the same period in 2017 was primarily attributable to the net disposition activity described above for changes in FFO.

Adjusted funds from operations (AFFO) for the quarter ended March 31, 2018 was $45.8 million, compared to $54.1 million for the same quarter in 2017. The decrease in AFFO for the three months ended March 31, 2018 when compared to the same period in 2017 was primarily due to the net disposition activity described above for changes in FFO and Core FFO.

Operations and Leasing

Within its portfolio, Piedmont has 53 office properties located primarily in eight major office markets in the eastern portion of the United States and one re-development property. The Company's redevelopment property is Two Pierce Place, a 486,000 square foot office property located in the Chicago market. Due to its redevelopment status, this property is excluded from Piedmont's in-service operating portfolio for the purposes of statistical reporting throughout this supplemental report. For additional information regarding this redevelopment project, please refer to page 38 of this report.

On a square footage leased basis, our total in-service office portfolio was 91.3% leased as of March 31, 2018, as compared to 89.7% in the prior quarter and 91.5% a year earlier. Please refer to page 27 for additional leased percentage information. The increase in overall leased percentage is primarily attributable to the change in office property population due to the sale of a 14-property portfolio on January 4, 2018.

The weighted average remaining lease term of our in-service portfolio was 6.7 years(2) as of March 31, 2018 as compared to 6.5 years at December 31, 2017.

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 39 for definitions of these non-GAAP financial measures, and pages 15 and 41 for reconciliations of FFO, Core FFO and AFFO to Net Income.

(2)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of March 31, 2018) is weighted based on Annualized Lease Revenue, as defined on page 39.

During the three months ended March 31, 2018, the Company completed 341,191 square feet of total leasing. Of the total leasing activity completed during the quarter, we signed new tenant leases for 148,995 square feet and renewal leases for 192,196 square feet. The average committed capital cost per square foot per year of lease term for all leasing activity completed during the period (net of commitment expirations during the period) was $2.84 (see page 33).

During the three months ended March 31, 2018, we executed nine leases greater than 10,000 square feet with lengths of term of more than one year at our consolidated office properties. Information on those leases is set forth below.

Tenant	Property	Property Location	Square Feet Leased	Expiration Year	Lease Type
Holland & Knight, LLP	SunTrust Center	Orlando, FL	50,655	2024	Renewal
Amneal Pharmaceuticals, LLC	400 Bridgewater Crossing	Bridgewater, NJ	40,110	2024	Expansion
Smithsonian Institution	5 & 15 Wayside Road	Burlington, MA	33,165	2028	New
Robinhood Markets, Inc.	500 TownPark	Lake Mary, FL	27,999	2026	Renewal / Expansion
Rule Joy Trammell + Rubio, LLC	Galleria 300	Atlanta, GA	22,806	2030	Renewal
Cumberland Group, LLC	Galleria 300	Atlanta, GA	18,502	2026	Renewal / Expansion
Wiss, Janney, Elstner Associates, Inc.	Las Colinas Corporate Center II	Irving, TX	13,250	2024	Renewal / Expansion
Marcum, LLP	500 West Monroe Street	Chicago, IL	11,967	2023	New
CK Galleria Associates, LLC	Galleria 300	Atlanta, GA	11,962	2023	Renewal

At the end of the first quarter of 2018, there were two tenants whose leases individually contributed greater than 1% in Annualized Lease Revenue expiring during the eighteen month period following March 31, 2018. Information regarding the leasing status of the spaces associated with these tenants' leases is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring (%)	Expiration	Current Leasing Status
Technip	1430 Enclave Parkway	Houston, TX	149,983	1.1%	Q4 2018
The space is actively being marketed for lease. Approximately 40% of Technip's space is currently occupied (under a sublease) by the same tenant leasing the remaining approximately 163,000 square feet in the building. The Company is in discussions with that tenant to take the sublease space on a long-term basis.

State of New York	60 Broad Street	New York, NY	480,708	5.1%	Q1 2019	The Company is in discussions with the tenant regarding a potential renewal of the lease.

Future Lease Commencements and Abatements

As of March 31, 2018, our overall leased percentage was 91.3% and our economic leased percentage was 85.9%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1)
leases which have been contractually entered into for currently vacant spaces but have not yet commenced (amounting to 322,808 square feet of leases as of March 31, 2018, or 2.0% of the office portfolio); and

2)	leases which have commenced but are within rental abatement periods (amounting to 733,767 square feet of leases as of March 31, 2018, or a 3.4% impact to leased percentage on an economic basis).

As anticipated and previously communicated, this gap continued to narrow after the end of the fourth quarter of 2017, primarily attributable to the burn off of several large abatements after December 31, 2017 and the removal of components related to the 14-property disposition. The gap between reported leased percentage and economic leased percentage has narrowed from a high of almost 13% in 2014 to its current level and is expected to generally remain around 5% in the future. This gap, however, will fluctuate over time as (1) new leases are signed for vacant spaces, (2) abatements associated with existing or newly executed leases commence and expire (see page 7 for more detail on existing large leases with abatements), and/or (3) properties are bought and sold.

Piedmont has leases with many large corporate office space users. The average size of lease in the Company's portfolio is approximately 20,000 square feet. Due to the large size and length of term of new leases, Piedmont typically signs leases several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
United States of America (Social Security Administration Commissioner)	One Independence Square	Washington, DC	52,720	Vacant	Q3 2018 (1)	New
US Bancorp	US Bancorp Center	Minneapolis, MN	51,280	Vacant	Q2 2018	Expansion
International Food Policy Research Institute (2)	1201 Eye Street	Washington, DC	56,461	Vacant	Q2 2018	New
Gartner, Inc.	6011 Connection Drive	Irving, TX	152,086	Not Vacant	Q3 2018 (98,134 SF)(3) Q3 2019 (27,198 SF) Q3 2020 (26,754 SF)	New
salesforce.com (formerly Demandware, Inc.)	5 Wall Street	Burlington, MA	127,408	Not Vacant	Q4 2019 (75,495 SF) Q3 2021 (51,913 SF)	New
Children's Hospital Los Angeles	800 North Brand Boulevard	Glendale, CA	50,285	Not Vacant	Q2 2021	New

New leases frequently provide rental abatement concessions to tenants and these abatements typically occur at the beginning of the leases. The Company's currently reported cash net operating income and AFFO are negatively impacted by new leases with abatements. Presented below are two schedules related to abatements. The first is a schedule of leases with abatements of 50,000 square feet or greater that expired during the first quarter of 2018, and the second is a schedule of leases with abatements of 50,000 square feet or greater that are either currently under abatement or will be so within the next twelve months.

Abatements Expired During Quarter

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Abatement Schedule	Lease Expiration
Applied Predictive Technologies, Inc.	4250 North Fairfax Drive	Arlington, VA	87,786	Q2 2017	June 2017 through February 2018	Q2 2028
Mitsubishi Hitachi Power Systems	400 TownPark	Lake Mary, FL	75,321	Q1 2015	February and March 2018	Q1 2026

Current / Future Abatements

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
RaceTrac Petroleum, Inc.	Galleria 200	Atlanta, GA	133,707	Q4 2016	July 2017 through May 2018	Q3 2032
Applied Predictive Technologies, Inc.	4250 North Fairfax Drive	Arlington, VA	102,324	Q2 2017	March through May 2018	Q2 2028
US Bancorp	US Bancorp Center	Minneapolis, MN	51,280	Q2 2018	April through June 2018	Q2 2024
International Food Policy Research Institute	1201 Eye Street	Washington, DC	101,937	Q2 2017	May 2018 through April 2019	Q2 2029
United States of America (Social Security Administration Commissioner)	One Independence Square	Washington, DC	52,720	Q3 2018 (1)	July 2018 through June 2019	Q2 2028
Gartner, Inc.	6011 Connection Drive	Irving, TX	98,134	Q3 2018	September 2018 through June 2019	Q2 2034
Norris, McLaughlin & Marcus	400 Bridgewater Crossing	Bridgewater, NJ	61,642	Q4 2016	October through December 2018; November and December 2019	Q4 2029
Holland & Knight, LLP	SunTrust Center	Orlando, FL	50,655	Q4 2018 (4)	December 2018 through February 2019	Q1 2024

(1)	The estimated lease commencement date is July 1, 2018.
(2)
The first phase of the lease, which consists of 45,476 square feet of previously vacant space, commenced in the second quarter of 2017. The second phase, consisting of 56,461 square feet, will commence in the second quarter of 2018.

(3)
While the commencement of the Gartner lease will be phased, only the first phase of 98,134 square feet will receive ten months of rental abatements (during the first quarter of 2018, Gartner increased the amount of space to be taken during the first lease phase from 71,439 square feet to 98,134 square feet, thereby accelerating the phased commencement of and the revenue stream from the lease). The other two phases will not receive rental abatements.

(4)	Represents the commencement date of the renewal term.

Financing and Capital Activity

Among Piedmont's stated strategic objectives is to harvest capital through the disposition of non-core assets and assets in which the Company believes values have been maximized and to use the sale proceeds to:

•
invest in real estate assets with higher overall return prospects and/or strategic merits in one of our identified operating markets where we have a significant operating presence with a competitive advantage and that otherwise meet our strategic criteria;

•	reduce leverage levels by repaying outstanding debt; and/or

•	repurchase Company stock when it is believed to be trading at a significant discount to NAV.
Information on the Company's recent accomplishments in furtherance of its strategic objectives is presented below.

Dispositions
On January 4, 2018, Piedmont completed the sale of a 2.6 million square foot, 76% leased, 14-asset portfolio comprised of non-strategic assets, as well as assets in which the Company believed value potential had been realized, to two buyers for a total amount of $430.4 million (inclusive of a $4.5 million earnout payment received in April 2018), or $166 per square foot. The sale of this portfolio of assets allowed the Company to complete its exit from the Phoenix, Detroit, Nashville and South Florida office markets, as well as reduce its suburban holdings in the Chicago, Washington, DC, Boston and Atlanta markets. The majority of the sale proceeds were used to:

•
Acquire Norman Pointe I in Bloomington, MN, a high-quality, value-add asset within one of our core markets and in close proximity to other Piedmont properties at a significant discount to replacement cost;

•	Acquire 501 West Church Street in Orlando, FL, a value-add asset with significant upside potential in the CBD submarket;

•	Repurchase approximately $230 million of Piedmont stock at what the Company estimates to be a substantial discount to net asset value; and

•	Pay a $0.50 per share special dividend.

The assets included in the disposition transaction were:

Property	City	State	Rentable Square Footage
Desert Canyon 300	Phoenix	AZ	148
5601 Hiatus Road	Tamarac	FL	100
2001 NW 64th Street	Ft. Lauderdale	FL	48
Auburn Hills Corporate Center	Auburn Hills	MI	120
1075 West Entrance Drive	Auburn Hills	MI	210
2120 West End Avenue	Nashville	TN	312
5301 Maryland Way	Brentwood	TN	201
Piedmont Pointe I	Bethesda	MD	189
Piedmont Pointe II	Bethesda	MD	238
Windy Point I	Schaumburg	IL	187
Windy Point II	Schaumburg	IL	301
2300 Cabot Drive	Lisle	IL	153
1200 Crown Colony Drive	Quincy	MA	235
Suwanee Gateway One	Suwanee	GA	143
Total			2,585

Acquisitions
On February 23, 2018, Piedmont completed the purchase of 501 West Church Street, a 182,000 square foot, 100% leased, five-story, Class A office building with a connected parking structure located in Orlando, FL, for $28.0 million, or $153 per square foot. The property is situated between two major event venues, Amway Center (home to the Orlando Magic) and Orlando City Stadium (home to the Orlando City Soccer Club), one block west of Interstate 4, in Orlando's Central Business District, in close proximity to the Creative Village, a nearly 70-acre transit-oriented, mixed-use development anchored by the University of Central Florida's downtown innovation campus, and the remainder of the Piedmont downtown Orlando office property portfolio. The asset is of strong strategic fit for the Company in terms of physical quality, location within one of its strategic submarkets, and proximity to other Piedmont-owned assets, which will allow the Company to realize additional marketing and operating synergies. While the building is currently leased through early 2024, there is significant upside potential through the resetting of the in-place, below market rental rates and the capturing of event parking revenue. The acquisition was completed at a significant discount to replacement cost of approximately 50%. Refer to the investment rationale presentation available in the Investor Relations section of the Company's website for more detailed information.

For additional information on acquisitions and dispositions completed over the previous eighteen months, please refer to page 37.

Development / Redevelopment
The Company had no developments underway as of March 31, 2018. During the first quarter of 2018, the Company continued a nearly $14 million redevelopment at Two Pierce Place in Itasca, IL. The project includes a renovation of the property's lobby and exterior plaza, an elevator modernization, the enhancement and addition of building amenities, and the acquisition and improving of additional land to increase the building's parking ratio. Additional detail on the Company's developable land parcels, all of which are located adjacent to existing Piedmont properties, as well as information on the current redevelopment project, can be found on page 38.

Finance
As of March 31, 2018, our ratio of debt to total gross assets was 37.5%. This debt ratio is based on total principal amount outstanding for our various loans at March 31, 2018.
As of March 31, 2018, our average net debt to Core EBITDA ratio was 5.4 x, and the same measure at December 31, 2017 was 5.6 x.
On March 29, 2018, Piedmont entered into a $250 million, seven-year unsecured term loan that will mature on March 31, 2025. The main objectives of the financing were to reduce exposure to near-term debt maturities and ladder out the Company's debt maturity schedule. Using proceeds from dispositions and the new term loan financing, along with a draw on the Company's revolving line of credit, two debt facilities totaling $470 million with near-term maturities were paid off, allowing the Company to extend its debt maturity profile. The debt facilities that were repaid were:

•	a $170 million, floating-rate unsecured term loan maturing in May 2018; and

•	a $300 million, fixed-rate (through interest rate swaps) unsecured term loan maturing in January 2019.
With the repayment of these two loans, Piedmont has no maturing debt until 2020. There were no prepayment costs associated with the repayment of the loans and the Company received approximately $800,000 in net cash proceeds from the termination of several related interest rate swap agreements.

The new term loan has a stated variable interest rate; however, in an effort to reduce the Company's exposure to floating interest rates, the Company entered into:

•	a total of $100 million of interest rate swap agreements with terms of seven years at an all-in fixed rate of 4.21% (inclusive of the credit spread); and

•	a $50 million interest rate swap agreement for a term of two years at an all-in fixed rate of 3.93% (inclusive of the credit spread).
The loan is not subject to prepayment penalties after the first two years of term. The length of term of the two-year interest rate swap agreement was selected to align with the burn off of the prepayment penalties, providing the Company with additional debt prepayment flexibility at that point in time. For principal amounts not subject to the interest rate swap agreements, Piedmont may select from multiple interest rate options under the facility, including the prime rate and various length LIBOR locks. The selected interest rate is subject to an additional spread based on Piedmont's then current credit rating. As of March 31, 2018, the interest rate for LIBOR based loans was LIBOR + 160 basis points.

Stock Repurchase Program
The Board of Directors of Piedmont renewed the Company's stock repurchase program on February 21, 2018 by authorizing up to $200 million of additional share repurchases over the next two years. Repurchases of stock under the program will be made at the Company's discretion and will depend on market conditions, other investment opportunities and other factors that the Company deems relevant.

During the first quarter of 2018, the Company repurchased approximately 12.5 million shares of common stock under its share repurchase program at an average price of $18.56 per share, or approximately $231.7 million (before the consideration of transaction costs). Since the stock repurchase program began in December 2011, the Company has repurchased approximately 43.9 million shares at an average price of $17.74 per share, or approximately $779.8 million in aggregate (before the consideration of transaction costs). As of quarter end, Board-approved capacity remaining for additional repurchases totaled approximately $156.4 million under the stock repurchase plan.

Dividend
On February 7, 2018, the Board of Directors of Piedmont declared a dividend for the first quarter of 2018 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on February 23, 2018. The dividend was paid on March 16, 2018. The Company's dividend payout percentage (for dividends declared) for the three months ended March 31, 2018 was 49% of Core FFO and 62% of AFFO.

Subsequent Events

On May 1, 2018, the Board of Directors of Piedmont declared a dividend for the second quarter of 2018 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on May 23, 2018. The dividend is expected to be paid on June 15, 2018.

Guidance for 2018

The following financial guidance for calendar year 2018 has been raised and narrowed primarily due to stock repurchase activity and is based upon management's expectations at this time.

	Low		High

Net Income	$93 million	to	$97 million
Add:
Depreciation	108 million	to	111 million
Amortization	61 million	to	63 million
Less:
Gain on Sale of Real Estate Assets	(45) million	to	(46) million
NAREIT Funds from Operations applicable to Common Stock	$217 million		$225 million
NAREIT Funds from Operations per diluted share	$1.66	to	$1.72

Less:
Loss on Extinguishment of Debt	$2 million	to	$2 million
Core Funds From Operations	$219 million	to	$227 million
Core Funds from Operations per diluted share	$1.68	to	$1.74

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, abatement periods, repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this supplemental report.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Assets:
Real estate, at cost:
Land assets	$547,602	$544,794	$540,436	$540,436	$542,640
Buildings and improvements	3,236,330	3,203,229	3,178,184	3,168,725	3,178,655
Buildings and improvements, accumulated depreciation	(811,760)	(785,206)	(758,800)	(733,568)	(722,397)
Intangible lease asset	158,338	176,950	171,965	179,540	205,061
Intangible lease asset, accumulated amortization	(83,063)	(99,145)	(93,265)	(94,551)	(113,129)
Construction in progress	15,226	11,710	7,560	14,671	18,664
Real estate assets held for sale, gross	—	501,526	546,979	860,302	858,320
Real estate assets held for sale, accumulated depreciation & amortization	—	(169,116)	(167,305)	(252,583)	(248,651)
Total real estate assets	3,062,673	3,384,742	3,425,754	3,682,972	3,719,163
Investments in and amounts due from unconsolidated joint ventures	10	10	49	7,762	7,654
Cash and cash equivalents	6,729	7,382	36,108	9,596	6,808
Tenant receivables, net of allowance for doubtful accounts	12,040	12,139	12,802	24,269	25,194
Straight line rent receivable	167,535	163,160	157,289	152,084	144,513
Notes receivable	3,200	—	—	—	—
Escrow deposits and restricted cash	1,464	1,373	1,260	1,290	1,253
Prepaid expenses and other assets	25,028	22,517	27,893	29,866	21,214
Goodwill	98,918	98,918	98,918	98,918	98,918
Interest rate swap	725	688	34	—	—
Deferred lease costs, less accumulated amortization	257,368	261,907	253,608	257,677	268,328
Other assets held for sale	—	47,131	46,935	55,878	57,695
Total assets	$3,635,690	$3,999,967	$4,060,650	$4,320,312	$4,350,740
Liabilities:
Unsecured debt, net of discount	$1,498,339	$1,535,311	$1,511,663	$1,720,986	$1,733,343
Secured debt	191,305	191,616	191,923	332,196	332,471
Accounts payable, accrued expenses, and accrued capital expenditures	83,786	216,653	108,120	111,011	116,077
Deferred income	29,751	29,582	29,970	27,416	30,683
Intangible lease liabilities, less accumulated amortization	42,699	38,458	40,662	42,905	45,148
Interest rate swaps	222	1,478	3,915	5,061	5,475
Other liabilities held for sale	—	380	402	423	446
Total liabilities	$1,846,102	$2,013,478	$1,886,655	$2,239,998	$2,263,643
Stockholders' equity:
Common stock	1,300	1,424	1,453	1,455	1,453
Additional paid in capital	3,680,241	3,677,360	3,676,706	3,675,562	3,675,575
Cumulative distributions in excess of earnings	(1,904,404)	(1,702,281)	(1,511,428)	(1,603,119)	(1,596,276)
Other comprehensive loss	10,639	8,164	5,400	4,547	4,466
Piedmont stockholders' equity	1,787,776	1,984,667	2,172,131	2,078,445	2,085,218
Non-controlling interest	1,812	1,822	1,864	1,869	1,879
Total stockholders' equity	1,789,588	1,986,489	2,173,995	2,080,314	2,087,097
Total liabilities, redeemable common stock and stockholders' equity	$3,635,690	$3,999,967	$4,060,650	$4,320,312	$4,350,740
Common stock outstanding at end of period	130,025	142,359	145,295	145,490	145,320

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Revenues:
Rental income	$101,454	$109,726	$108,868	$118,492	$118,039
Tenant reimbursements	22,994	24,764	24,253	24,285	24,837
Property management fee revenue	309	356	454	400	525
Other property related income	5,143	4,598	4,012	5,502	5,062
	129,900	139,444	137,587	148,679	148,463
Expenses:
Property operating costs	51,859	55,806	54,518	56,287	55,830
Depreciation	27,145	28,461	30,000	30,059	30,768
Amortization	16,733	17,515	18,123	19,314	20,415
Impairment loss on real estate assets (1)	—	46,461	—	—	—
General and administrative	6,552	7,451	6,190	7,528	8,150
	102,289	155,694	108,831	113,188	115,163
Real estate operating income	27,611	(16,250)	28,756	35,491	33,300
Other income / (expense):
Interest expense	(13,758)	(15,463)	(16,183)	(18,421)	(18,057)
Other income / (expense)	446	429	290	38	(100)
Equity in income / (loss) of unconsolidated joint ventures	—	(27)	3,754	107	11
Gain / (loss) on extinguishment of debt	(1,680)	—	—	—	—
	(14,992)	(15,061)	(12,139)	(18,276)	(18,146)
Income from continuing operations	12,619	(31,311)	16,617	17,215	15,154
Discontinued operations:
Operating income, excluding impairment loss	—	—	—	—	—
Gain / (loss) on sale of properties	—	—	—	—	—
Income / (loss) from discontinued operations	—	—	—	—	—
Gain / (loss) on sale of real estate (2)	45,209	(77)	109,512	6,492	(53)
Net income	57,828	(31,388)	126,129	23,707	15,101
Less: Net (income) / loss attributable to noncontrolling interest	2	5	4	3	3
Net income attributable to Piedmont	$57,830	$(31,383)	$126,133	$23,710	$15,104
Weighted average common shares outstanding - diluted	136,183	144,503	145,719	145,813	145,833
Net income per share available to common stockholders - diluted	$0.42	$(0.21)	$0.87	$0.16	$0.10
Common stock outstanding at end of period	130,025	142,359	145,295	145,490	145,320

(1)
The impairment loss on real estate assets recorded in the fourth quarter of 2017 was related to certain properties within the 14-property portfolio disposition that closed at the beginning of 2018. Accounting standards require that any anticipated loss from an asset sale be recorded as an impairment charge when the likelihood of a sale becomes probable. Conversely, any gain on the sale of an asset is not recorded until the sale transaction closes. Therefore, during the fourth quarter of 2017, Piedmont recorded impairment losses associated with the 14-property portfolio disposition totaling $46.5 million; however, it recorded a nearly equal amount of gains relating to other properties within the same transaction totaling $45.2 million during the first quarter of 2018.

(2)
The gain on sale of real estate reflected in the first quarter of 2018 was related to certain assets within the 14-property portfolio sale on which the company recorded a total of $45.2 million in gains. The gain on sale of real estate reflected in the third quarter of 2017 was related to the sale of Two Independence Square in Washington, DC, on which the Company recorded a $109.5 million gain. The gain on sale of real estate reflected in the second quarter of 2017 was related to the sale of Sarasota Commerce Center II in Sarasota, FL, on which the Company recorded a $6.5 million gain.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2018	3/31/2017	Change ($)	Change (%)
Revenues:
Rental income	$101,454	$118,039	$(16,585)	(14.1)%
Tenant reimbursements	22,994	24,837	(1,843)	(7.4)%
Property management fee revenue	309	525	(216)	(41.1)%
Other property related income	5,143	5,062	81	1.6%
	129,900	148,463	(18,563)	(12.5)%
Expenses:
Property operating costs	51,859	55,830	3,971	7.1%
Depreciation	27,145	30,768	3,623	11.8%
Amortization	16,733	20,415	3,682	18.0%
Impairment loss on real estate assets	—	—	—
General and administrative	6,552	8,150	1,598	19.6%
	102,289	115,163	12,874	11.2%
Real estate operating income	27,611	33,300	(5,689)	(17.1)%
Other income / (expense):
Interest expense	(13,758)	(18,057)	4,299	23.8%
Other income / (expense)	446	(100)	546	546.0%
Equity in income / (loss) of unconsolidated joint ventures	—	11	(11)	(100.0)%
Gain / (loss) on extinguishment of debt	(1,680)	—	(1,680)	(100.0)%
	(14,992)	(18,146)	3,154	17.4%
Income from continuing operations	12,619	15,154	(2,535)	(16.7)%
Discontinued operations:
Operating income, excluding impairment loss	—	—	—
Gain / (loss) on sale of properties	—	—	—
Income / (loss) from discontinued operations	—	—	—
Gain / (loss) on sale of real estate (1)	45,209	(53)	45,262	85,400.0%
Net income	57,828	15,101	42,727	282.9%
Less: Net (income) / loss attributable to noncontrolling interest	2	3	(1)	(33.3)%
Net income attributable to Piedmont	$57,830	$15,104	$42,726	282.9%
Weighted average common shares outstanding - diluted	136,183	145,833
Net income per share available to common stockholders - diluted	$0.42	$0.10
Common stock outstanding at end of period	130,025	145,320

(1)
The gain on sale of real estate for the three months ended March 31, 2018 was primarily related to certain assets within the 14-property portfolio sale on which the company recorded a total of $45.2 million in gains.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 39 and reconciliations are provided beginning on page 41.

	Three Months Ended

Selected Operating Data	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017

Percent leased (1)	91.3%	89.7%	89.2%	91.0%	91.5%
Percent leased - economic (1) (2)	85.9%	82.1%	83.4%	84.4%	84.1%
Rental income	$101,454	$109,726	$108,868	$118,492	$118,039
Total revenues	$129,900	$139,444	$137,587	$148,679	$148,463
Total operating expenses	$102,289	$155,694	$108,831	$113,188	$115,163
Core EBITDA	$71,912	$76,509	$77,242	$85,041	$84,505
Core FFO applicable to common stock	$57,986	$60,896	$60,819	$66,465	$66,198
Core FFO per share - diluted	$0.43	$0.42	$0.42	$0.46	$0.45
AFFO applicable to common stock	$45,840	$42,948	$52,370	$50,870	$54,124
Gross regular dividends (3)	$28,284	$30,276	$30,549	$30,553	$30,517
Regular dividends per share	$0.21	$0.21	$0.21	$0.21	$0.21
Gross special dividends (3) (4)	$0	$71,367	$0	$0	$0
Special dividends per share	NA	$0.50	NA	NA	NA
Selected Balance Sheet Data
Total real estate assets	$3,062,673	$3,384,742	$3,425,754	$3,682,972	$3,719,163
Total assets	$3,635,690	$3,999,967	$4,060,650	$4,320,312	$4,350,740
Total liabilities	$1,846,102	$2,013,478	$1,886,655	$2,239,998	$2,263,643
Ratios & Information for Debt Holders
Core EBITDA margin (5)	55.4%	54.9%	56.1%	57.2%	56.9%
Fixed charge coverage ratio (6)	5.1 x	4.9 x	4.7 x	4.6 x	4.6 x
Average net debt to Core EBITDA (7)	5.4 x	5.6 x	5.6 x	6.0 x	6.1 x
Total gross real estate assets	$3,957,496	$4,438,209	$4,445,124	$4,763,674	$4,803,340
Net debt (8)	$1,689,241	$1,724,915	$1,673,535	$2,050,246	$2,066,298

(1)	Please refer to page 27 for additional leased percentage information.
(2)
Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures whereby some abatements are provided for the first few months of each lease year as opposed to being provided entirely at the beginning of the lease, there will be variability to the economic leased percentage over time as abatements commence and expire. Please see the Future Lease Commencements and Abatements section of Financial Highlights for details on near-term abatements for large leases.

(3)	Dividends are reflected in the quarter in which they were declared.
(4)
On December 13, 2017, the Board of Directors of Piedmont declared a special dividend in the amount of $0.50 per common share outstanding to stockholders of record as of the close of business on December 26, 2017 as a result of taxable gains realized on property sales occurring during 2017.

(5)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues (including revenues associated with discontinued operations).
(6)
The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $106,873 for the quarter ended March 31, 2018, $37,908 for the quarter ended December 31, 2017, $37,259 for the quarter ended September 30, 2017, $35,376 for the quarter ended June 30, 2017, and $78,939 for the quarter ended March 31, 2017; the Company had principal amortization of $236,041 for the quarter ended March 31, 2018, $232,796 for the quarter ended December 31, 2017, $229,596 for the quarter ended September 30, 2017, $226,439 for the quarter ended June 30, 2017, and $223,326 for the quarter ended March 31, 2017.

(7)
For the purposes of this calculation, we annualize the period's Core EBITDA and use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

(8)
Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash as of the end of the period. The decrease in net debt during the third quarter of 2017 was primarily attributable to the use of the proceeds from the sale of Two Independence Square in Washington, DC, to repay debt.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2018	3/31/2017

GAAP net income applicable to common stock	$57,830	$15,104
Depreciation (1) (2)	26,969	30,629
Amortization (1)	16,716	20,406
Loss / (gain) on sale of properties (1)	(45,209)	53
NAREIT funds from operations applicable to common stock	56,306	66,192
Adjustments:
Acquisition costs	—	6
Loss / (gain) on extinguishment of debt	1,680	—
Core funds from operations applicable to common stock	57,986	66,198
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	466	630
Depreciation of non real estate assets	169	195
Straight-line effects of lease revenue (1)	(3,473)	(5,703)
Stock-based and other non-cash compensation expense	288	2,041
Amortization of lease-related intangibles (1)	(1,643)	(1,559)
Acquisition costs	—	(6)
Non-incremental capital expenditures (3)	(7,953)	(7,672)
Adjusted funds from operations applicable to common stock	$45,840	$54,124

Weighted average common shares outstanding - diluted	136,183	145,833

Funds from operations per share (diluted)	$0.41	$0.45
Core funds from operations per share (diluted)	$0.43	$0.45

Common stock outstanding at end of period	130,025	145,320

(1)	Includes our proportionate share of amounts attributable to consolidated properties and unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)	Non-incremental capital expenditures are defined on page 39.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2018	3/31/2017
Net income attributable to Piedmont	$57,830	$15,104
Net income / (loss) attributable to noncontrolling interest	(2)	(3)
Interest expense (1)	13,758	18,057
Depreciation (1) (2)	27,139	30,824
Amortization (1) (2)	16,716	20,406
Impairment loss (1)	—	—
Loss / (gain) on sale of properties (1)	(45,209)	53
EBITDAre	70,232	84,441
(Gain) / loss on extinguishment of debt	1,680	—
Acquisition costs	—	6
Net (recoveries) / loss from casualty events (1)	—	58
Core EBITDA	71,912	84,505
General & administrative expenses (1)	6,552	8,155
Management fee revenue (3)	(150)	(329)
Other (income) / expense (1) (4)	(230)	36
Straight-line effects of lease revenue (1)	(3,473)	(5,703)
Amortization of lease-related intangibles (1)	(1,643)	(1,559)
Property net operating income (cash basis)	72,968	85,105

Deduct net operating (income) / loss from:
Acquisitions (5)	(666)	—
Dispositions (6)	(182)	(15,590)
Other investments (7)	(1,517)	(1,767)
Same store net operating income (cash basis)	$70,603	$67,748
Change period over period	4.2%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties and unconsolidated joint ventures.
(2)
Excludes amounts attributable to noncontrolling interests. Depreciation related to noncontrolling interests for the three months ended March 31, 2018 and 2017 amounted to (in thousands) $7 and $7, respectively. Amortization related to noncontrolling interests for the three months ended March 31, 2018 and 2017 amounted to (in thousands) $16 and $17, respectively.

(3)
Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements. Expenses incurred to earn the revenue for the three months ended March 31, 2018 and 2017 amounted to (in thousands) $160 and $196, respectively.

(4)
Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income. Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. Amounts attributable to property operations for the three months ended March 31, 2018 and 2017 were (in thousands) $216 and $0, respectively.

(5)	Acquisitions consist of Norman Pointe I in Bloomington, MN, purchased on December 28, 2017; and 501 West Church Street in Orlando, FL, purchased on February 23, 2018.
(6)
Dispositions consist of Sarasota Commerce Center II in Sarasota, FL, sold on June 16, 2017; Two Independence Square in Washington, DC, sold on July 5, 2017; and the 14-property portfolio sale completed on January 4, 2018 (comprised of 2300 Cabot Drive in Lisle, IL; Windy Point I and II in Schaumburg, IL; Suwanee Gateway One and land in Suwanee, GA; 1200 Crown Colony Drive in Quincy, MA; Piedmont Pointe I and II in Bethesda, MD; 1075 West Entrance Drive and Auburn Hills Corporate Center in Auburn Hills, MI; 5601 Hiatus Road in Tamarac, FL; 2001 NW 64th Street in Ft. Lauderdale, FL; Desert Canyon 300 in Phoenix, AZ; 5301 Maryland Way in Brentwood, TN; and 2120 West End Avenue in Nashville, TN).

(7)
Other investments consist of our interests in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page #SectionPage#. The operating results from 500 TownPark in Lake Mary, FL, and Two Pierce Place in Itasca, IL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Cash Basis)
Contributions from Strategic Operating Markets	Three Months Ended
	3/31/2018		3/31/2017
	$	%	$	%
New York (1)	$11,389	16.1	$10,130	14.9
Boston (2)	8,377	11.9	9,828	14.5
Atlanta	8,282	11.7	7,986	11.8
Dallas (3)	7,697	10.9	7,023	10.4
Minneapolis	6,909	9.8	6,503	9.6
Orlando (4)	6,703	9.5	5,767	8.5
Chicago (5)	6,216	8.8	4,300	6.3
Washington, D.C. (6)	6,152	8.7	7,560	11.2
Other	8,878	12.6	8,651	12.8
Total	$70,603	100.0	$67,748	100.0

NOTE:
The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

(1)
The increase in metropolitan New York Same Store Net Operating Income for the three months ended March 31, 2018 as compared to the same period in 2017 was primarily related to increased economic occupancy at 200 and 400 Bridgewater Crossing in Bridgewater, NJ.

(2)
The decrease in Boston Same Store Net Operating Income for the three months ended March 31, 2018 as compared to the same period in 2017 was primarily related to the receipt of lease restructuring income in 2017 which was not repeated in 2018 at 5 & 15 Wayside Road in Burlington, MA.

(3)
The increase in Dallas Same Store Net Operating Income for the three months ended March 31, 2018 as compared to the same period in 2017 was principally due to increased economic occupancy at One Lincoln Park in Dallas, TX, and 750 West John Carpenter Freeway in Irving, TX, as well as the recognition of refunds attributable to successful prior years' property tax appeals at 6565 North MacArthur Boulevard in Irving, TX.

(4)
The increase in Orlando Same Store Net Operating Income for the three months ended March 31, 2018 as compared to the same period in 2017 was primarily attributable to increased economic occupancy at CNL Center II in Orlando, FL, as well as increased parking income at SunTrust Center in Orlando, FL.

(5)
The increase in Chicago Same Store Net Operating Income for the three months ended March 31, 2018 as compared to the same period in 2017 was primarily a result of increased economic occupancy at 500 West Monroe Street in Chicago, IL.

(6)
The decrease in Washington, D.C. Same Store Net Operating Income for the three months ended March 31, 2018 as compared to the same period in 2017 was primarily due to decreased economic occupancy associated with lease expirations at Arlington Gateway in Arlington, VA, and 1201 Eye Street in Washington, D.C., which was partially offset by increased economic occupancy at One Independence Square in Washington, D.C.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2018	3/31/2017
Net income attributable to Piedmont	$57,830	$15,104
Net income / (loss) attributable to noncontrolling interest	(2)	(3)
Interest expense (1)	13,758	18,057
Depreciation (1) (2)	27,139	30,824
Amortization (1) (2)	16,716	20,406
Impairment loss (1)	—	—
Loss / (gain) on sale of properties (1)	(45,209)	53
EBITDAre	70,232	84,441
(Gain) / loss on extinguishment of debt	1,680	—
Acquisition costs	—	6
Net (recoveries) / loss from casualty events (1)	—	58
Core EBITDA	71,912	84,505
General & administrative expenses (1)	6,552	8,155
Management fee revenue (3)	(150)	(329)
Other (income) / expense (1) (4)	(230)	36
Property net operating income (accrual basis)	78,084	92,367

Deduct net operating (income) / loss from:
Acquisitions (5)	(862)	—
Dispositions (6)	(173)	(14,387)
Other investments (7)	(1,438)	(2,223)
Same store net operating income (accrual basis)	$75,611	$75,757
Change period over period	(0.2)%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties and unconsolidated joint ventures.
(2)
Excludes amounts attributable to noncontrolling interests. Depreciation related to noncontrolling interests for the three months ended March 31, 2018 and 2017 amounted to (in thousands) $7 and $7, respectively. Amortization related to noncontrolling interests for the three months ended March 31, 2018 and 2017 amounted to (in thousands) $16 and $17, respectively.

(3)
Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements. Expenses incurred to earn the revenue for the three months ended March 31, 2018 and 2017 amounted to (in thousands) $160 and $196, respectively.

(4)
Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income. Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. Amounts attributable to property operations for the three months ended March 31, 2018 and 2017 were (in thousands) $216 and $0, respectively.

(5)	Acquisitions consist of Norman Pointe I in Bloomington, MN, purchased on December 28, 2017; and 501 West Church Street in Orlando, FL, purchased on February 23, 2018.
(6)
Dispositions consist of Sarasota Commerce Center II in Sarasota, FL, sold on June 16, 2017; Two Independence Square in Washington, DC, sold on July 5, 2017; and the 14-property portfolio sale completed on January 4, 2018 (comprised of 2300 Cabot Drive in Lisle, IL; Windy Point I and II in Schaumburg, IL; Suwanee Gateway One and land in Suwanee, GA; 1200 Crown Colony Drive in Quincy, MA; Piedmont Pointe I and II in Bethesda, MD; 1075 West Entrance Drive and Auburn Hills Corporate Center in Auburn Hills, MI; 5601 Hiatus Road in Tamarac, FL; 2001 NW 64th Street in Ft. Lauderdale, FL; Desert Canyon 300 in Phoenix, AZ; 5301 Maryland Way in Brentwood, TN; and 2120 West End Avenue in Nashville, TN).

(7)
Other investments consist of our interests in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current and/or prior year reporting periods. Additional information on our land holdings can be found on page 38. The operating results from 500 TownPark in Lake Mary, FL, and Two Pierce Place in Itasca, IL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

Same Store Net Operating Income (Accrual Basis)
Contributions from Strategic Operating Markets	Three Months Ended
	3/31/2018		3/31/2017
	$	%	$	%
New York	$10,464	13.8	$10,034	13.3
Atlanta	9,633	12.7	9,709	12.8
Boston (1)	9,401	12.4	10,125	13.4
Washington, D.C. (2)	8,306	11.0	9,829	13.0
Dallas	8,144	10.8	7,682	10.1
Orlando	7,413	9.8	7,068	9.3
Minneapolis	6,430	8.5	6,131	8.1
Chicago (3)	6,392	8.5	5,462	7.2
Other	9,428	12.5	9,717	12.8
Total	$75,611	100.0	$75,757	100.0

NOTE:
The Company has provided disaggregated financial data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

(1)
The decrease in Boston Same Store Net Operating Income for the three months ended March 31, 2018 as compared to the same period in 2017 was primarily related to the receipt of lease restructuring income in 2017 which was not repeated in 2018 at 5 & 15 Wayside Road in Burlington, MA.

(2)
The decrease in Washington, D.C. Same Store Net Operating Income for the three months ended March 31, 2018 as compared to the same period in 2017 was primarily due to the loss of rental income associated with lease expirations at Arlington Gateway in Arlington, VA, and 1201 Eye Street in Washington, D.C.

(3)
The increase in Chicago Same Store Net Operating Income for the three months March 31, 2018 as compared to the same period in 2017 was primarily attributable to increased rental income resulting from the commencement of several new leases at 500 West Monroe Street in Chicago, IL.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	March 31, 2018	December 31, 2017

Market Capitalization
Common stock price (1)	$17.59	$19.61
Total shares outstanding	130,025	142,359
Equity market capitalization (1)	$2,287,138	$2,791,659
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,697,434	$1,733,670
Total market capitalization (1)	$3,984,572	$4,525,329
Total debt / Total market capitalization (1)	42.6%	38.3%
Ratios & Information for Debt Holders
Total gross real estate assets (2)	$3,957,496	$4,438,209
Total debt / Total gross real estate assets (2)	42.9%	39.1%
Total debt / Total gross assets (3)	37.5%	34.3%
Average net debt to Core EBITDA (4)	5.4 x	5.6 x

(1)	Reflects common stock closing price, shares outstanding, and outstanding debt as of the end of the reporting period, as appropriate.
(2)	Gross real estate assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
(3)	Gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
(4)
For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of March 31, 2018
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$307,000	(3)	3.07%	45.3 months

Fixed Rate	1,390,434		3.82%	56.7 months

Total	$1,697,434		3.69%	54.7 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,507,000	3.67%	55.3 months

Secured	190,434	3.81%	49.6 months

Total	$1,697,434	3.69%	54.7 months

Debt Maturities
Maturity Year	Secured Debt - Principal Amount Outstanding (1)	Unsecured Debt - Principal Amount Outstanding (1)		Weighted Average Stated Interest Rate (2)		Percentage of Total

2018	$—	$—		N/A		—%
2019	—	—		N/A		—%
2020	—	507,000	(4)	3.15%		29.9%
2021	30,434	—		5.55%	(5)	1.8%
2022	160,000	—		3.48%		9.4%
2023 +	—	1,000,000		3.93%		58.9%

Total	$190,434	$1,507,000		3.69%		100.0%

(1)	All of Piedmont's outstanding debt as of March 31, 2018, was interest-only debt with the exception of the $30.4 million of debt associated with 5 Wall Street located in Burlington, MA.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)
Amount of floating rate debt represents the $207 million outstanding balance as of March 31, 2018 on the $500 million unsecured revolving credit facility and the $100 million in principal amount of the $250 million unsecured term loan that remained unhedged as of March 31, 2018. The $300 million unsecured term loan that closed in 2011 and the $250 million unsecured term loan that closed in 2018, have stated variable rates. However, Piedmont entered into $300 million in notional amount of interest rate swap agreements which effectively fix the interest rate on the 2011 unsecured term loan at 3.35% through its maturity date of January 15, 2020, assuming no credit rating change for the company. For the $250 million unsecured term loan, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements and $50 million in notional amount of two-year interest rate swap agreements, resulting in an effectively fixed interest rate a) on $150 million of the term loan at 4.11% through March 29, 2020 and b) on $100 million of the term loan at 4.21% from March 30, 2020 through the loan's maturity date of March 31, 2025, assuming no credit rating change for the Company.

(4)
The initial maturity date of the $500 million unsecured revolving credit facility is June 18, 2019; however, there are two, six-month extension options available under the facility providing for a final extended maturity date of June 18, 2020. For the purposes of this schedule, we reflect the maturity date of the facility as the final extended maturity date of June 2020.

(5)
The $35.0 million fixed-rate loan has a stated interest rate of 5.55%; however, upon acquiring 5 Wall Street and assuming the loan, the Company marked the debt to its estimated fair value as of that time, resulting in an effective interest rate of 3.75%.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Property	Stated Rate		Maturity	Principal Amount Outstanding as of March 31, 2018

Secured
$35.0 Million Fixed-Rate Loan (2)	5 Wall Street	5.55%	(3)	9/1/2021	$30,434
$160.0 Million Fixed-Rate Loan	1901 Market Street	3.48%	(4)	7/5/2022	160,000
Subtotal / Weighted Average (5)		3.81%			$190,434

Unsecured
$300.0 Million Unsecured 2011 Term Loan	N/A	3.35%	(6)	1/15/2020	300,000
$500.0 Million Unsecured Line of Credit (7)	N/A	2.87%	(8)	6/18/2020	207,000
$350.0 Million Unsecured Senior Notes	N/A	3.40%	(9)	6/1/2023	350,000
$400.0 Million Unsecured Senior Notes	N/A	4.45%	(10)	3/15/2024	400,000
$250.0 Million Unsecured Term Loan	N/A	3.86%	(11)	3/31/2025	250,000
Subtotal / Weighted Average (5)		3.67%			$1,507,000

Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (5)		3.69%			$1,697,434
GAAP Accounting Adjustments (12)					(7,790)
Total Debt - GAAP Amount Outstanding					$1,689,644

(1)	All of Piedmont’s outstanding debt as of March 31, 2018, was interest-only debt with the exception of the $30.4 million of debt associated with 5 Wall Street located in Burlington, MA.
(2)	The loan is amortizing based on a 25-year amortization schedule.
(3)
The loan has a stated interest rate of 5.55%; however, upon acquiring 5 Wall Street and assuming the loan, the Company marked the debt to its estimated fair value as of that time, resulting in an effective interest rate of 3.75%.

(4)	The stated interest rate on the $160 million fixed-rate loan is 3.48%. After the application of interest rate hedges, the effective cost of the financing is approximately 3.58%.
(5)	Weighted average is based on the principal amounts outstanding and interest rates at March 31, 2018.
(6)
The $300 million unsecured term loan that closed in 2011 has a stated variable rate; however, Piedmont entered into interest rate swap agreements which effectively fix the interest rate on this loan at 3.35% through its maturity date of January 15, 2020, assuming no credit rating change for the Company.

(7)
All of Piedmont’s outstanding debt as of March 31, 2018, was term debt with the exception of $207 million outstanding on our unsecured revolving credit facility. The $500 million unsecured revolving credit facility has an initial maturity date of June 18, 2019; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to June 18, 2020. The final extended maturity date is presented on this schedule.

(8)
The interest rate presented for the $500 million unsecured revolving credit facility is the weighted average interest rate for all outstanding draws as of March 31, 2018. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. All LIBOR selections are subject to an additional spread (1.00% as of March 31, 2018) over the selected rate based on Piedmont’s then current credit rating.

(9)
The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.

(10)
The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.

(11)
Piedmont closed on the $250 million unsecured term loan on March 29, 2018. The loan has a stated variable rate; however, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements and $50 million in notional amount of two-year interest rate swap agreements, resulting in an effectively fixed interest rate a) on $150 million of the term loan at 4.11% through March 29, 2020 and b) on $100 million of the term loan at 4.21% from March 30, 2020 through the loan's maturity date of March 31, 2025, assuming no credit rating change for the Company. For the portion of the loan that continues to have a variable interest rate, Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. All LIBOR selections are subject to an additional spread (1.60% as of March 31, 2018) over the selected interest rate based on Piedmont's then current credit rating.

(12)
The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities, along with debt fair value adjustments associated with the assumed 5 Wall Street debt. The original issue discounts and fees, along with the debt fair value adjustments, are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of March 31, 2018
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	3/31/2018	12/31/2017	9/30/2017	06/30/2017	3/31/2017

Maximum leverage ratio	0.60	0.35	0.34	0.34	0.38	0.38
Minimum fixed charge coverage ratio (2)	1.50	4.38	4.29	4.24	4.19	4.19
Maximum secured indebtedness ratio	0.40	0.04	0.04	0.04	0.06	0.06
Minimum unencumbered leverage ratio	1.60	2.93	3.09	3.09	2.79	2.77
Minimum unencumbered interest coverage ratio (3)	1.75	5.05	5.11	5.15	5.01	5.12

		Three Months Ended
Bond Covenant Compliance (4)	Required	3/31/2018	12/31/2017	9/30/2017	06/30/2017	3/31/2017

Total debt to total assets	60% or less	42.7%	38.9%	38.1%	43.1%	43.0%
Secured debt to total assets	40% or less	4.8%	4.3%	4.3%	6.9%	6.9%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	5.07	4.95	4.93	4.97	4.98
Unencumbered assets to unsecured debt	150% or greater	244%	269%	276%	248%	249%

	Three Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	March 31, 2018	December 31, 2017

Average net debt to core EBITDA (5)	5.4 x	5.8 x
Fixed charge coverage ratio (6)	5.1 x	4.7 x
Interest coverage ratio (7)	5.2 x	4.7 x

(1)	Bank debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)
Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), less one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.

(3)
Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.

(4)
Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, and the Indenture and the Supplemental Indenture dated March 6, 2014, for detailed information about the calculations.

(5)
For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

(6)
Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended March 31, 2018 and December 31, 2017. The Company had capitalized interest of $106,873 for the three months ended March 31, 2018 and $189,482 for the twelve months ended December 31, 2017. The Company had principal amortization of $236,041 for the three months ended March 31, 2018 and $912,157 for the twelve months ended December 31, 2017.

(7)
Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $106,873 for the three months ended March 31, 2018 and $189,482 for the twelve months ended December 31, 2017.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of March 31, 2018
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)		Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
State of New York	AA+ / Aa1	1	2019		$25,839	5.1	481	3.2
US Bancorp	A+ / A1	3	2023 / 2024		24,441	4.9	783	5.3
Independence Blue Cross	No Rating Available	1	2033		18,731	3.7	801	5.4
GE	A / A2	1	2027		17,087	3.4	452	3.1
Nestle	AA- / Aa2	1	2021		12,343	2.5	401	2.7
City of New York	AA / Aa2	1	2020		10,984	2.2	313	2.1
U.S. Government	AA+ / Aaa	4	2018 - 2032	(4)	10,652	2.1	229	1.5
Motorola	BBB- / Baa3	1	2028		8,531	1.7	206	1.4
Nuance Communications	BB- / Ba3	2	2018 /2030	(5)	8,326	1.7	247	1.7
Harvard University	AAA / Aaa	2	2032 / 2033		7,885	1.6	129	0.9
District of Columbia	AA / Aa1	2	2028		7,163	1.4	146	1.0
Raytheon	A / A3	2	2024		6,466	1.3	440	3.0
First Data Corporation	B+ / B1	1	2027		6,097	1.2	201	1.4
Schlumberger Technology	AA- / A1	1	2020		6,041	1.2	163	1.1
Epsilon Data Management	No Rating Available	1	2026		5,956	1.2	222	1.5
CVS Caremark	BBB / Baa1	1	2022		5,786	1.2	208	1.4
Goldman Sachs	BBB+ / A3	2	2018		5,703	1.1	207	1.4
SunTrust Bank	BBB+ / Baa1	3	2019 / 2025	(6)	5,646	1.1	145	1.0
International Food Policy Research Institute	No Rating Available	1	2029		5,581	1.1	102	0.7
Technip	BBB+ / Baa2	1	2018		5,551	1.1	150	1.0
Applied Predictive Technologies	A / A2	1	2028		4,849	1.0	113	0.8
Other			Various		292,029	58.2	8,626	58.4
Total					$501,687	100.0	14,765	100.0

Tenant Diversification
Percentage of Annualized Leased Revenue (%)
March 31, 2018 as compared to December 31, 2017

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)
Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.

(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.
(4)
There are several leases with several different agencies of the U.S. Government with expiration years ranging from 2018 to 2032. Of the total population of U.S. Government leases, leases contributing 1.7% to Annualized Lease Revenue expire in 2025 and after.

(5)	Of the total amount of space leased to the tenant, the lease for approximately 46,000 square feet expires in 2018 and the lease for approximately 201,000 square feet expires in 2030.
(6)	Of the total amount of space leased to the tenant, the leases for approximately 129,000 square feet expire in 2019 and the lease for approximately 16,000 square feet expires in 2025.

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of March 31, 2018

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$22,034	4.4
AA / Aa	75,947	15.1
A / A	88,772	17.7
BBB / Baa	54,721	10.9
BB / Ba	24,073	4.8
B / B	28,962	5.8
Below	1,517	0.3
Not rated (2)	205,661	41.0
Total	$501,687	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	242	32.4	$24,220	4.8	195	1.3
2,501 - 10,000	261	35.0	46,463	9.3	1,346	9.1
10,001 - 20,000	91	12.2	41,971	8.4	1,266	8.6
20,001 - 40,000	70	9.4	69,506	13.8	2,022	13.7
40,001 - 100,000	44	5.9	93,247	18.6	2,644	17.9
Greater than 100,000	38	5.1	226,280	45.1	7,292	49.4
Total	746	100.0	$501,687	100.0	14,765	100.0

(1)
Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.

(2)
The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Independence Blue Cross, Piper Jaffray, Brother International, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2018			March 31, 2017
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	17,091	19,061	89.7%	17,996	19,581	91.9%	(2)
Leases signed during the period	341			394
Less: lease renewals signed during period	(192)			(241)
New leases signed during period	149			153
Less: new leases signed during period for currently occupied space	(1)			(54)
New leases commencing during period	148			99
Leases expired during period and other	(215)	—		(170)	18
Subtotal	17,024	19,061	89.3%	17,925	19,599	91.5%
Acquisitions and properties placed in service during period (3)	182	182		—	—
Dispositions and properties taken out of service during period (3)	(2,441)	(3,071)		—	—
As of March 31, 20xx	14,765	16,172	91.3%	17,925	19,599	91.5%

Same Store Analysis
Less acquisitions / dispositions after March 31, 2017 and developments / redevelopments (3) (4)	(333)	(396)	84.1%	(3,392)	(3,827)	88.6%
Same Store Leased Percentage	14,432	15,776	91.5%	14,533	15,772	92.1%

(1)
Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end, divided by total rentable square footage as of period end, expressed as a percentage.

(2)
Leased Square Footage and Rentable Square Footage as of December 31, 2016 have been restated to include two development properties and one re-development property that were placed into service effective January 1, 2017. The development properties that were placed in service are Enclave Place, a 301,000 square foot office property located in Houston, TX, and 500 TownPark, a 134,000 square foot office property located in Lake Mary, FL; the re-development property that was placed in service is 3100 Clarendon Boulevard, a 261,000 square foot office property located in Arlington, VA.

(3)	For additional information on acquisitions and dispositions completed during the last year and current developments and redevelopments, please refer to pages 37 and 38, respectively.
(4)
Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments commenced during the previous twelve months are deducted from the previous period data and developments and redevelopments placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	March 31, 2018
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	286	83.9%	1.8%	9.6%	22.6%
Leases executed for spaces excluded from analysis	55	16.1%

(1)
The population analyzed consists of consolidated office leases executed during the period with lease terms of greater than one year. Leases associated with storage spaces, management offices, newly acquired assets for which there is less than one year of operating history, and unconsolidated joint venture assets are excluded from this analysis.

(2)
For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.

(3)
For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.

(4)
For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of March 31, 2018
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	1,407	8.7
2018 (2)	16,800	3.4	556	3.4
2019 (3)	59,697	11.9	1,589	9.8
2020	43,088	8.6	1,382	8.5
2021	29,745	5.9	930	5.8
2022	40,088	8.0	1,221	7.6
2023	33,210	6.6	1,085	6.7
2024	60,057	12.0	2,169	13.4
2025	21,067	4.2	607	3.8
2026	28,804	5.7	871	5.4
2027	44,917	9.0	1,252	7.7
2028	36,583	7.3	888	5.5
2029	21,809	4.3	564	3.5
2030	13,046	2.6	353	2.2
Thereafter	52,776	10.5	1,298	8.0
Total / Weighted Average	$501,687	100.0	16,172	100.0

Average Lease Term Remaining
3/31/2018	6.7 years
12/31/2017	6.5 years

(1)
Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.

(2)	Includes leases with an expiration date of March 31, 2018, comprised of 122,000 square feet and Annualized Lease Revenue of $3.0 million.
(3)
Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 12,000 square feet and Annualized Lease Revenue of $0.5 million, are assigned a lease expiration date of a year and a day beyond the period end date.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of March 31, 2018
(in thousands)

	Q2 2018 (1)		Q3 2018		Q4 2018		Q1 2019
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	23	$627	26	$775	2	$28	18	$577
Boston	13	408	2	45	81	2,490	—	—
Chicago	6	300	—	—	—	1	—	—
Dallas	65	1,745	42	797	31	833	9	277
Minneapolis	2	53	2	83	—	—	—	5
New York	30	1,087	—	—	—	22	480	25,839
Orlando	2	120	10	300	1	51	14	487
Washington, D.C.	12	615	—	—	5	176	—	—
Other	52	1,590	—	—	150	5,571	—	—
Total / Weighted Average (3)	205	$6,545	82	$2,000	270	$9,172	521	$27,185

(1)	Includes leases with an expiration date of March 31, 2018, comprised of 122,000 square feet and expiring lease revenue of $3.7 million. No such adjustments are made to other periods presented.
(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of March 31, 2018
(in thousands)

	12/31/2018 (1)		12/31/2019		12/31/2020		12/31/2021		12/31/2022
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	51	$1,430	442	$12,424	184	$4,729	147	$4,262	370	$10,364
Boston	96	2,943	8	325	156	3,397	78	1,576	91	4,109
Chicago	7	301	4	142	17	426	—	—	6	289
Dallas	137	3,375	182	5,742	130	3,740	102	3,014	405	12,136
Minneapolis	3	136	143	4,418	112	4,246	91	3,112	62	2,183
New York	30	1,109	489	26,499	503	15,974	92	4,272	79	2,667
Orlando	13	471	270	9,193	50	1,251	29	863	112	3,460
Washington, D.C.	17	791	51	2,334	67	3,351	92	4,339	96	4,966
Other	202	7,161	—	—	163	6,041	299	9,281	—	2
Total / Weighted Average (3)	556	$17,717	1,589	$61,077	1,382	$43,155	930	$30,719	1,221	$40,176

(1)	Includes leases with an expiration date of March 31, 2018, comprised of 122,000 square feet and expiring lease revenue of $3.7 million. No such adjustments are made to other periods presented.
(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 29 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures & Commitments
For the quarter ended March 31, 2018
Unaudited (in thousands)

	For the Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Non-incremental
Building / construction / development	$804	$2,081	$984	$2,883	$1,070
Tenant improvements	5,965	3,909	2,450	4,619	4,797
Leasing costs	1,184	7,473	1,795	1,571	1,805
Total non-incremental	7,953	13,463	5,229	9,073	7,672
Incremental
Building / construction / development	2,429	4,932	2,365	1,689	6,348
Tenant improvements	5,671	4,317	9,501	12,345	15,784
Leasing costs	1,110	2,412	2,359	3,251	1,473
Total incremental	9,210	11,661	14,225	17,285	23,605
Total capital expenditures	$17,163	$25,124	$19,454	$26,358	$31,277

Non-incremental tenant improvement commitments (1)
Non-incremental tenant improvement commitments outstanding as of December 31, 2017		$42,001
New non-incremental tenant improvement commitments related to leases executed during period		4,094
Non-incremental tenant improvement expenditures	(5,965)
Tenant improvement expenditures fulfilled through accrued liabilities already presented on Piedmont's balance sheet, expired commitments or other adjustments	(5,426)
Non-incremental tenant improvement commitments fulfilled, expired or other adjustments		(11,391)
Total as of March 31, 2018		$34,704

NOTE:	The information presented on this page is for all consolidated assets.
(1)
Commitments are unexpired contractual non-incremental tenant improvement obligations for leases executed in current and prior periods that have not yet been incurred, are due over the next five years, and have not otherwise been presented on Piedmont's financial statements. The four largest commitments total approximately $21.6 million, or 62% of the total outstanding commitments.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commissions

	Three Months Ended March 31, 2018	For the Year Ended							2013 to YTD 2018 (Weighted Average or Total)
		2017	2016	2015		2014		2013
Renewal Leases
Number of leases	23	64	79	74		56		56	352
Square feet	191,578	1,198,603	880,289	1,334,398		959,424		2,376,177	6,940,469
Tenant improvements per square foot (1)	$18.86	$7.84	$7.36	$16.91		$19.02		$14.24	$13.57
Leasing commissions per square foot	$4.17	$4.80	$5.76	$8.29		$8.33		$4.66	$6.02
Total per square foot	$23.03	$12.64	$13.12	$25.20		$27.35		$18.90	$19.59
Tenant improvements per square foot per year of lease term	$3.92	$1.84	$1.35	$2.90		$2.97		$1.88	$2.20
Leasing commissions per square foot per year of lease term	$0.87	$1.12	$1.05	$1.42		$1.30		$0.62	$0.98
Total per square foot per year of lease term	$4.79	$2.96	$2.40	$4.32	(2)	$4.27	(3)	$2.50	$3.18
New Leases
Number of leases	18	74	93	90		98		87	460
Square feet	148,995	855,069	1,065,630	1,563,866		1,142,743		1,050,428	5,826,731
Tenant improvements per square foot (1)	$26.16	$41.19	$40.78	$60.41		$34.46		$35.74	$43.59
Leasing commissions per square foot	$13.80	$15.90	$15.13	$20.23		$15.19		$12.94	$16.19
Total per square foot	$39.96	$57.09	$55.91	$80.64		$49.65		$48.68	$59.78
Tenant improvements per square foot per year of lease term	$3.65	$4.73	$5.01	$5.68		$3.78		$4.17	$4.77
Leasing commissions per square foot per year of lease term	$1.92	$1.83	$1.86	$1.90		$1.66		$1.51	$1.77
Total per square foot per year of lease term	$5.57	$6.56	$6.87	$7.58	(4)	$5.44		$5.68	$6.54
Total
Number of leases	41	138	172	164		154		143	812
Square feet	340,573	2,053,672	1,945,919	2,898,264		2,102,167		3,426,605	12,767,200
Tenant improvements per square foot (1)	$22.06	$21.73	$25.66	$40.38		$27.41		$20.83	$27.27
Leasing commissions per square foot	$8.38	$9.42	$10.89	$14.73		$12.06		$7.20	$10.66
Total per square foot	$30.44	$31.15	$36.55	$55.11		$39.47		$28.03	$37.93
Tenant improvements per square foot per year of lease term	$3.77	$3.55	$3.70	$4.79		$3.48		$2.64	$3.62
Leasing commissions per square foot per year of lease term	$1.43	$1.54	$1.57	$1.75		$1.53		$0.91	$1.42
Total per square foot per year of lease term	$5.20	$5.09	$5.27	$6.54	(4)	$5.01	(3)	$3.55	$5.04
Less Adjustment for Current Period Commitment Expirations (5)
Expired tenant improvements (not paid out) per square foot	-$13.81	-$2.73	-$1.12	-$2.77		-$5.60		-$5.47	-$4.00

Adjusted total per square foot	$16.63	$28.42	$35.43	$52.34		$33.87		$22.56	$33.93
Adjusted total per square foot per year of lease term	$2.84	$4.65	$5.11	$6.21		$4.30		$2.86	$4.51

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)
For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.

(2)
The average committed capital cost per square foot per year of lease term for renewal leases completed during 2015 was higher than our historical performance on this measure primarily as a result of four large lease renewals, two of which were completed in the Washington, D.C. market, that involved higher capital commitments. If the costs associated with those renewals were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases completed during 2015 would be $3.33.

(3)
During 2014, we completed one large, 15-year lease renewal and expansion with a significant capital commitment with Jones Lang LaSalle at Aon Center in Chicago, IL. If the costs associated with this lease were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases and total leases completed during 2014 would be $2.12 and $4.47, respectively.

(4)
During 2015, we completed seven new leases in Washington, D.C., and Chicago, IL, comprising 680,035 square feet with above-average capital commitments. If the costs associated with those new leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for new leases and total leases completed during 2015 would be $5.42 and $4.88, respectively.

(5)
The Company has historically reported capital committed in leasing transactions at lease signing with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not use the full allowance provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual cost of completed leasing transactions, tenant improvement allowances that expired in the current period or can no longer be used by tenants is disclosed in this section and are deducted from the current period's capital commitments per square foot of leased space in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of March 31, 2018
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Washington, D.C.	7	$70,094	14.0	1,947	12.0	1,408	72.3
New York	4	69,600	13.9	1,771	10.9	1,744	98.5
Atlanta	7	61,305	12.2	2,249	13.9	2,181	97.0
Minneapolis	5	57,420	11.4	1,833	11.3	1,723	94.0
Dallas	10	54,533	10.8	2,114	13.1	1,936	91.6
Orlando	6	52,192	10.4	1,755	10.9	1,662	94.7
Boston	9	48,009	9.6	1,594	9.9	1,548	97.1
Chicago	1	40,510	8.1	967	6.0	922	95.3
Other	4	48,024	9.6	1,942	12.0	1,641	84.5
Total / Weighted Average	53	$501,687	100.0	16,172	100.0	14,765	91.3

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of March 31, 2018
(square footage in thousands)

		CBD / URBAN INFILL				SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Washington, D.C.	DC, VA, MD	7	14.0	1,947	12.0	—	—	—	—	7	14.0	1,947	12.0
New York	NY, NJ	1	9.7	1,033	6.4	3	4.2	738	4.5	4	13.9	1,771	10.9
Atlanta	GA	6	11.5	2,111	13.0	1	0.7	138	0.9	7	12.2	2,249	13.9
Minneapolis	MN	1	6.5	934	5.8	4	4.9	899	5.5	5	11.4	1,833	11.3
Dallas	TX	2	2.8	440	2.7	8	8.0	1,674	10.4	10	10.8	2,114	13.1
Orlando	FL	4	8.8	1,445	9.0	2	1.6	310	1.9	6	10.4	1,755	10.9
Boston	MA	2	2.5	174	1.1	7	7.1	1,420	8.8	9	9.6	1,594	9.9
Chicago	IL	1	8.1	967	6.0	—	—	—	—	1	8.1	967	6.0
Other		2	7.3	1,328	8.2	2	2.3	614	3.8	4	9.6	1,942	12.0
Total / Weighted Average		26	71.2	10,379	64.2	27	28.8	5,793	35.8	53	100.0	16,172	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of March 31, 2018
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Business Services	69	11.4	$54,350	10.8	1,683	11.4
Governmental Entity	4	0.7	47,520	9.5	956	6.5
Depository Institutions	17	2.8	39,451	7.9	1,195	8.1
Engineering, Accounting, Research, Management & Related Services	72	11.9	29,784	5.9	878	5.9
Insurance Carriers	15	2.5	27,956	5.6	1,089	7.4
Security & Commodity Brokers, Dealers, Exchanges & Services	41	6.8	23,411	4.7	727	4.9
Legal Services	45	7.4	21,843	4.4	671	4.5
Nondepository Credit Institutions	13	2.1	19,446	3.9	523	3.5
Communications	41	6.8	19,183	3.8	559	3.8
Electronic & Other Electrical Equipment & Components, Except Computer	11	1.8	16,903	3.4	467	3.2
Real Estate	34	5.6	16,732	3.3	496	3.4
Automotive Repair, Services & Parking	8	1.3	15,019	3.0	4	—
Eating & Drinking Places	41	6.8	15,009	3.0	456	3.1
Holding and Other Investment Offices	28	4.6	12,587	2.5	389	2.6
Food & Kindred Products	2	0.3	12,419	2.5	403	2.7
Other	164	27.2	130,074	25.8	4,269	29.0
Total	605	100.0	$501,687	100.0	14,765	100.0

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of March 31, 2018
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property	Location	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
Galleria 200	Atlanta, GA	10/7/2016	100	1984	$69,604	432	89
750 West John Carpenter Freeway	Irving, TX	11/30/2016	100	1999	49,585	315	78
John Carpenter Freeway Land	Irving, TX	11/30/2016	100	N/A	1,000	N/A	N/A
Norman Pointe I	Bloomington, MN	12/28/2017	100	2000	35,159	214	71
501 West Church Street	Orlando, FL	2/23/2018	100	2003	28,000	182	100
Total / Weighted Average					$183,348	1,143	84

Dispositions Over Previous Eighteen Months

Property	Location	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
11695 Johns Creek Parkway	Johns Creek, GA	12/22/2016	100	2001	$14,000	101	91
Braker Pointe III	Austin, TX	12/29/2016	100	2001	49,250	196	18
Sarasota Commerce Center II	Sarasota, FL	6/16/2017	100	1999	23,500	149	92
Two Independence Square	Washington, DC	7/5/2017	100	1991	359,600	606	100
8560 Upland Drive (1)	Englewood, CO	7/27/2017	72	2001	17,600	149	100
14-Property Portfolio Sale (2)	Various	1/4/2018	100	Various	430,385	2,585	76
Total / Weighted Average					$894,335	3,786	79

(1)
The sale price and rentable square footage presented for 8560 Upland Drive are gross figures and have not been adjusted for Piedmont's ownership percentage; however, the weighted average percent leased at disposition for dispositions completed over the previous eighteen months includes this property at the Company's pro rata share of ownership.

(2)
On January 4, 2018, Piedmont completed the disposition of a 14-property portfolio comprised of 2300 Cabot Drive in Lisle, IL; Windy Point I and II in Schaumburg, IL; Suwanee Gateway One and land in Suwanee, GA; 1200 Crown Colony Drive in Quincy, MA; Piedmont Pointe I and II in Bethesda, MD; 1075 West Entrance Drive and Auburn Hills Corporate Center in Auburn Hills, MI; 5601 Hiatus Road in Tamarac, FL; 2001 NW 64th Street in Ft. Lauderdale, FL; Desert Canyon 300 in Phoenix, AZ; 5301 Maryland Way in Brentwood, TN; and 2120 West End Avenue in Nashville, TN. The sale price presented for the 14-property portfolio includes a $4.5 million earnout payment attributable to approximately 150,000 square feet of additional "in-process" leasing activity that was completed at the properties subsequent to the sale.

Piedmont Office Realty Trust, Inc.
Other Investments
As of March 31, 2018
($ and square footage in thousands)

Developable Land Parcels

Property	Location	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta, GA	The Medici	2.0	$2,686
Glenridge Highlands Three	Atlanta, GA	Glenridge Highlands One and Two	3.0	1,938
State Highway 161	Irving, TX	Las Colinas Corporate Center I and II, 161 Corporate Center	4.5	3,320
Royal Lane	Irving, TX	6011, 6021 and 6031 Connection Drive	10.6	2,834
John Carpenter Freeway	Irving, TX	750 West John Carpenter Freeway	3.5	1,000
TownPark	Lake Mary, FL	400 and 500 TownPark	18.9	6,242
Total			42.5	$18,020

Development and / or Redevelopment Projects in Process

Property	Location	Adjacent Piedmont Property	Construction Type	Targeted Completion Date	Percent Leased (%)	Square Feet	Current Asset Basis (Accrual)	Project Capital Expended (Cash)	Estimated Additional Capital Required (Cash)
Two Pierce Place	Itasca, IL	Not Applicable	Redevelopment	Q4 2018 (1)	39	486.5	$60.6 million	$6.6 million	$7.5 million

(1)	The majority of the project will be completed by the end of the second quarter of 2018; however, several elements will not be completed until the fourth quarter of 2018.

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 41.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with our unconsolidated joint venture properties and development / re-development properties, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are included in this measure.

NOI from Unconsolidated Joint Ventures: NOI from Unconsolidated Joint Ventures is defined as Property NOI attributable to our interests in properties owned through unconsolidated partnerships. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. NOI from Unconsolidated Joint Ventures is a non-GAAP measure and therefore may not be comparable to similarly defined data provided by other REITs.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes unconsolidated joint venture and land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Barry Oxford	Jed Reagan	Anthony Paolone, CFA
D.A. Davidson & Company	Green Street Advisors	JP Morgan
260 Madison Avenue, 8th Floor	660 Newport Center Drive, Suite 800	383 Madison Avenue
New York, NY 10016	Newport Beach, CA 92660	34th Floor
Phone: (212) 240-9871	Phone: (949) 640-8780	New York, NY 10179
Phone: (212) 622-6682

David Rodgers, CFA	John W. Guinee, III	Michael Lewis, CFA
Robert W. Baird & Co.	Stifel, Nicolaus & Company	SunTrust Robinson Humphrey
200 Public Square	One South Street	711 Fifth Avenue, 14th Floor
Suite 1650	16th Floor	New York, NY 10022
Cleveland, OH 44139	Baltimore, MD 21202	Phone: (212) 319-5659
Phone: (216) 737-7341	Phone: (443) 224-1307

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017

GAAP net income applicable to common stock	$57,830	$(31,383)	$126,133	$23,710	$15,104
Depreciation (1) (2)	26,969	28,242	29,774	29,932	30,629
Amortization (1)	16,716	17,499	18,107	19,315	20,406
Impairment loss (1)	—	46,461	—	—	—
Loss / (gain) on sale of properties (1)	(45,209)	77	(113,195)	(6,492)	53
NAREIT funds from operations applicable to common stock	56,306	60,896	60,819	66,465	66,192
Adjustments:
Acquisition costs	—	—	—	—	6
Loss / (gain) on extinguishment of debt	1,680	—	—	—	—
Core funds from operations applicable to common stock	57,986	60,896	60,819	66,465	66,198
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	466	604	634	628	630
Depreciation of non real estate assets	169	212	218	184	195
Straight-line effects of lease revenue (1)	(3,473)	(5,553)	(3,602)	(6,634)	(5,703)
Stock-based and other non-cash compensation expense	288	1,937	1,250	911	2,041
Amortization of lease-related intangibles (1)	(1,643)	(1,685)	(1,720)	(1,611)	(1,559)
Acquisition costs	—	—	—	—	(6)
Non-incremental capital expenditures	(7,953)	(13,463)	(5,229)	(9,073)	(7,672)
Adjusted funds from operations applicable to common stock	$45,840	$42,948	$52,370	$50,870	$54,124

(1)	Includes our proportionate share of amounts attributable to consolidated properties and unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017

Net income attributable to Piedmont	$57,830	$(31,383)	$126,133	$23,710	$15,104
Net income / (loss) attributable to noncontrolling interest	(2)	(5)	(4)	(3)	(3)
Interest expense	13,758	15,463	16,183	18,421	18,057
Depreciation	27,139	28,454	29,993	30,116	30,824
Amortization	16,716	17,499	18,107	19,315	20,406
Impairment loss	—	46,461	—	—	—
Loss / (gain) on sale of properties	(45,209)	77	(113,195)	(6,492)	53
EBITDAre	70,232	76,566	77,217	85,067	84,441
(Gain) / loss on extinguishment of debt	1,680	—	—	—	—
Acquisition costs	—	—	—	—	6
Net (recoveries) / loss from casualty events	—	(57)	25	(26)	58
Core EBITDA	71,912	76,509	77,242	85,041	84,505
General & administrative expenses	6,552	7,466	6,202	7,551	8,155
Management fee revenue	(150)	(161)	(253)	(180)	(329)
Other (income) / expense	(230)	(156)	(171)	(12)	36
Straight-line effects of lease revenue	(3,473)	(5,553)	(3,602)	(6,634)	(5,703)
Amortization of lease-related intangibles	(1,643)	(1,685)	(1,720)	(1,611)	(1,559)
Property net operating income (cash basis)	72,968	76,420	77,698	84,155	85,105
Deduct net operating (income) / loss from:
Acquisitions	(666)	(23)	—	—	—
Dispositions	(182)	(6,749)	(8,001)	(15,486)	(15,590)
Other investments	(1,517)	(2,442)	(2,339)	(2,171)	(1,767)
Same store net operating income (cash basis)	$70,603	$67,206	$67,358	$66,498	$67,748

Piedmont Office Realty Trust, Inc.
Unconsolidated Joint Venture Net Operating Income Reconciliations
Pro rata and unaudited (in thousands)

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017

Equity in income of unconsolidated joint ventures	$—	$(27)	$3,754	$107	$11

Interest expense	—	—	—	—	—

Depreciation	—	—	—	65	64

Amortization	—	—	—	16	8

Impairment loss	—	—	—	—	—

Loss / (gain) on sale of properties	—	—	(3,683)	—	—

EBITDAre and Core EBITDA	—	(27)	71	188	83

General and administrative expenses	—	15	13	22	5

Other (income) / expense	—	—	—	—	—

Property net operating income (accrual basis)	—	(12)	84	210	88

Straight-line effects of lease revenue	—	—	(41)	(95)	2

Amortization of lease-related intangibles	—	—	—	—	—

Property net operating income (cash basis)	$—	$(12)	$43	$115	$90

Piedmont Office Realty Trust, Inc.
Property Detail - In-Service Portfolio (1)
As of March 31, 2018
(in thousands)

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)

Atlanta
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	426	100.0%	97.4%	97.4%
The Dupree	Atlanta	GA	100.0%	1997	138	100.0%	100.0%	100.0%
The Medici	Atlanta	GA	100.0%	2008	156	100.0%	100.0%	96.8%
1155 Perimeter Center West	Atlanta	GA	100.0%	2000	377	100.0%	100.0%	100.0%
Galleria 300	Atlanta	GA	100.0%	1987	432	97.9%	97.0%	91.7%
Glenridge Highlands One	Atlanta	GA	100.0%	1998	288	97.2%	95.5%	95.5%
Galleria 200	Atlanta	GA	100.0%	1984	432	88.2%	87.3%	54.4%
Metropolitan Area Subtotal / Weighted Average					2,249	97.0%	95.9%	88.4%
Boston
80 Central Street	Boxborough	MA	100.0%	1988	150	85.3%	85.3%	85.3%
90 Central Street	Boxborough	MA	100.0%	2001	175	100.0%	100.0%	100.0%
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873 / 1956	78	100.0%	100.0%	100.0%
One Brattle Square	Cambridge	MA	100.0%	1991	96	99.0%	99.0%	97.9%
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 & 2001	272	91.5%	91.5%	91.5%
5 Wall Street	Burlington	MA	100.0%	2008	182	100.0%	100.0%	100.0%
One Wayside Road	Burlington	MA	100.0%	1997	201	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					1,594	97.1%	97.1%	97.1%
Chicago
500 West Monroe Street	Chicago	IL	100.0%	1991	967	95.3%	95.3%	93.7%
Metropolitan Area Subtotal / Weighted Average					967	95.3%	95.3%	93.7%

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)
Dallas
6031 Connection Drive	Irving	TX	100.0%	1999	232	74.6%	74.6%	62.9%
6021 Connection Drive	Irving	TX	100.0%	2000	222	100.0%	100.0%	100.0%
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	100.0%	100.0%
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	159	88.1%	88.1%	88.1%
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	228	89.9%	88.6%	86.8%
6565 North MacArthur Boulevard	Irving	TX	100.0%	1998	260	94.2%	92.7%	90.0%
One Lincoln Park	Dallas	TX	100.0%	1999	262	99.6%	99.6%	99.6%
161 Corporate Center	Irving	TX	100.0%	1998	105	100.0%	100.0%	100.0%
Park Place on Turtle Creek	Dallas	TX	100.0%	1986	178	89.9%	89.9%	89.3%
750 West John Carpenter Freeway	Irving	TX	100.0%	1999	316	86.4%	86.4%	78.2%
Metropolitan Area Subtotal / Weighted Average					2,114	91.6%	91.2%	88.2%
Minneapolis
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	90.4%	90.4%	90.0%
US Bancorp Center	Minneapolis	MN	100.0%	2000	934	98.5%	92.8%	92.1%
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	97.9%	97.9%	97.9%
Norman Pointe I	Bloomington	MN	100.0%	2000	214	70.6%	70.6%	67.3%
Metropolitan Area Subtotal / Weighted Average					1,833	94.0%	91.1%	90.3%
New York
200 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	309	97.7%	95.8%	95.8%
60 Broad Street	New York	NY	100.0%	1962	1,033	98.1%	98.1%	98.1%
600 Corporate Drive	Lebanon	NJ	100.0%	2005	125	100.0%	100.0%	100.0%
400 Bridgewater Crossing	Bridgewater	NJ	100.0%	2002	304	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					1,771	98.5%	98.1%	98.1%
Orlando
400 TownPark	Lake Mary	FL	100.0%	2008	176	80.7%	72.2%	30.1%
500 TownPark	Lake Mary	FL	100.0%	2016	134	100.0%	79.1%	79.1%
SunTrust Center	Orlando	FL	100.0%	1988	646	92.7%	92.7%	88.9%
501 West Church Street	Orlando	FL	100.0%	2003	182	100.0%	100.0%	100.0%
CNL Center I	Orlando	FL	99.0%	1999	347	98.6%	98.6%	96.5%
CNL Center II	Orlando	FL	99.0%	2006	270	97.4%	92.6%	92.6%
Metropolitan Area Subtotal / Weighted Average					1,755	94.7%	91.5%	85.5%
Washington, D.C.
1201 Eye Street	Washington	DC	98.6% (3)	2001	269	47.6%	26.8%	15.2%
1225 Eye Street	Washington	DC	98.1% (3)	1986	225	94.7%	94.7%	89.3%
3100 Clarendon Boulevard	Arlington	VA	100.0%	1987 / 2015	261	54.4%	45.6%	39.1%
400 Virginia Avenue	Washington	DC	100.0%	1985	224	66.5%	66.5%	61.6%
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	308	92.9%	84.7%	51.9%
One Independence Square	Washington	DC	100.0%	1991	334	93.7%	77.8%	77.2%
Arlington Gateway	Arlington	VA	100.0%	2005	326	54.3%	48.5%	46.0%
Metropolitan Area Subtotal / Weighted Average					1,947	72.3%	63.3%	53.9%

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)

Other
800 North Brand Boulevard	Glendale	CA	100.0%	1990	527	100.0%	100.0%	100.0%
1901 Market Street	Philadelphia	PA	100.0%	1987 / 2014	801	100.0%	100.0%	100.0%
Enclave Place	Houston	TX	100.0%	2015	301	—%	—%	—%
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	100.0%	100.0%	100.0%
Subtotal / Weighted Average					1,942	84.5%	84.5%	84.5%

Grand Total					16,172	91.3%	89.3%	85.9%

NOTE:
The Company has provided disaggregated financial and operational data for informational purposes for readers; however, regardless of the presentation approach used, we continue to evaluate and utilize our consolidated financial results in making operating decisions, allocating resources, and assessing our performance.

(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 38.
(2)
Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).

(3)
Although Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this supplemental package include our estimated Core FFO and Core FFO per diluted share for calendar year 2017 and certain expected future financing requirements and expenditures.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: economic, regulatory and / or socio-economic changes (including accounting standards) that impact the real estate market generally or that could affect the patterns of use of commercial office space; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; lease terminations or lease defaults, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago where we have high concentrations of office properties; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with the acquisition of properties, many of which risks and uncertainties may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties or future cybersecurity attacks against us or any of our tenants; additional risks and costs associated with directly managing properties occupied by government tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; availability of financing and our lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986; the future effectiveness of our internal controls and procedures; and other factors detailed in our most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.